Exhibit 4.8

Executed Version

DATED THE 31st DAY OF July, 2007

(1) CATHAY AUTO SERVICES LIMITED

and

(2) CHINA UNITED FINANCIAL SERVICES HOLDINGS LTD

and

(3) KINGSFORD RESOURCES LIMITED

and

(4) CDH INSERVICE LIMITED

and

(5) GIFTED TIME INVESTMENTS LIMITED

and

(6) SUPER ABLE INVESTMENTS LIMITED

and

(7) CNINSURE INC.

and

(8) HU YI NAN

and

(9) LAI QIU PING

SHAREHOLDERS AGREEMENT

relating to

CNINSURE INC.

STEVENSON, WONG & CO.

Solicitors & Notaries

4/F & 5/F, Central Tower,

No. 28 Queen’s Road Central,

Hong Kong

Ref.: HLO(P)/65606/07 (COMM)

Executed Version

THIS SHAREHOLDERS AGREEMENT is made on the 31st day of July 2007

BETWEEN:-

(1)	CATHAY AUTO SERVICES LIMITED, a company incorporated under the laws of the British Virgin Islands under I. B. C. No. 448826 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“Cathay”);

(2)	CHINA UNITED FINANCIAL SERVICES HOLDINGS LTD, a company incorporated under the laws of the British Virgin Islands under I.B.C. No. 368220 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“CUFS Holdings”);

(3)	KINGSFORD RESOURCES LIMITED, a company incorporated under the laws of the British Virgin Islands under I. B. C No. 504120 whose registered office is situate at Beaufort House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (“Kingsford”);

(4)	CDH INSERVICE LIMITED, a company incorporated under the laws of the British Virgin Islands under I. B. C. No. 1000928 whose registered office is situate at the offices of Maple Finance BVI Limited, P. O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands (“CDH”);

(5)	GIFTED TIME INVESTMENTS LIMITED, a company incorporated under the laws of the British Virgin Islands under I.B.C. No. 1405574 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“Gifted Time”)

(6)	SUPER ABLE INVESTMENTS LIMITED, a company incorporated under the laws of the British Virgin Islands under I.B.C. No. 1405571 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands (“Super Able”)

(7)	CNINSURE INC., a company incorporated under the laws of the Cayman Islands under Company No. 185348 whose registered office is situate at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Company”).

(8)	HU YI NAN , holder of PRC ID card no. 510103196508283411 of (“Hu”)

(9)	LAI QIU PING , holder of PRC ID card no. 360102195311073817 of (“Lai”)

(Hu and Lai are collectively referred to as “Founders” and each a “Founder”)

WHEREAS:-

(A)	CNINSURE INC. is a company incorporated under the laws of the Cayman Islands which has an authorized share capital of US$1,000,000 divided into 1,000,000,000 shares of US$0.001 each, of which 684,210,526 shares have been issued of which 208,199,680 shares are owned by CUFS Holdings, 80,084,160 shares are owned by Cathay, 181,778,395 shares are owned by Kingsford, 171,600,000 shares are owned by CDH, 20,165,498 shares are owned by Gifted Time and 22,382,793 shares are owned by Super Able as at the date of this Agreement.

(B)	The Parties hereto are desirous of entering into this Agreement to establish certain matters pertaining to the operation and management of the Company and to regulate certain rights and obligations among themselves with respect thereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:-

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. (a) As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):-

“Article II Provisions”	shall mean all provisions from Sections 2.1-2.11 as contained in Article II of this Agreement.

“Article VIII Provisions”	shall mean all provisions from Sections 8.1- 8.12 as contained in Article VIII of this Agreement.

“Articles of Association”	shall mean the Memorandum of Association and Articles of Association of the Company, as modified, supplemented or amended from time to time in accordance with the terms hereof and thereof.

“Board of Directors”	shall mean the board of directors of the Company.

“Business”

shall mean insurance intermediary businesses including insurance brokerage business, insurance agency business, insurance claims assessment business and the related business activities and such other businesses as may from time to time be approved by Supermajority of the Board of Directors.

“Business Day”	means any day except a Saturday, Sunday or other day on which commercial banking institutions in any one of Hong Kong, New York City or Guangzhou is authorised or required to close.

“CAA”	CAA Holdings Company Limited, a company incorporated under the laws of British Virgin Islands under I. B. C. No.

447807 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

“Capital Event”

shall mean a Qualified IPO (as defined below) or such other means of capital raising as approved by the Board of Directors by a Supermajority, or a sale of majority of assets or the business of the Group to an unconnected third party, or a merger of the Company with another operation or company, or allotment of new Stocks in and of the Company thereby resulting in the change of controlling shareholder(s) of the Company and Control of the Board of Directors.

“CDH Round Valuation”	shall mean valuation of the Group, being RMB 500 million, upon which CDH subscribed for 17,160 ordinary shares of CISG pursuant to the Subscription Agreement.

“CDH Subscription Price”

shall mean the subscription consideration in the sum of RMB150,000,000.00 (or the agreed equivalent of US$18,633,540.37 based on an agreed exchange rate at US$1.00 : RMB8.05) payable by CDH to CISG for the subscription of 17,160 ordinary shares of CISG pursuant to the Subscription Agreement .

“CISG”

shall mean CISG Holdings Ltd., a company incorporated under the laws of the British Virgin Islands under I. B. C. No. 599853 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

“Common Stock”	shall mean the ordinary shares at a par value of US$0.001 each of the Company as provided in the Articles of Association.

“Company Auditors”	shall mean the auditors as the Company may appoint by a Supermajority.

“Company Shareholder(s)”

shall mean Cathay, CUFS Holdings, Kingsford, CDH, Gifted Time and Super Able and any other shareholder of the Company that becomes a party to this Agreement for so long as it/he/she is a shareholder registered in the Register of Members of the Company.

“Control”

shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Directors”	shall mean members of the Board of Directors of the Company.

“Encumbrances”

shall mean any mortgage, charge, pledge, lien, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-purchase, sale-and-leaseback arrangement over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same;

“Founders Ultimate or Controlled Interests”

shall mean interests in any Common Stocks or other equity interests in the Company ultimately owned or controlled by the Founders through their respective shareholdings/Control in CAA and/or CUFS Holdings and/or Kingsford. For the purpose of this Shareholders Agreement, “Founders Ultimate or Controlled Interests” shall be deemed to include (i) 58.35 % of CAA’s entire issued share capital legally and beneficially owned by the Founders as at the date hereof together with such other shares or equity interests in CAA which any of the Founders may further acquire and (ii) an effective holdings of 34.12% of CUFS Holdings entire issued share capital (through CAA’s holdings of 58.48% of the entire issued share capital of CUFS Holdings) as at the date hereof together with such other shares or equity interests in CUFS Holdings which CAA may further acquire (iii) 100% of High Rank’s entire issued share capital legally and beneficially owned by the Founders as at the date hereof and (iv) Hu and Lai aggregate holdings of 95.07% of Kingsford’s entire issued share capital (through High Rank’s holdings of 95.07% of the entire issued share capital of Kingsford) owned by Hu and Lai as at the date hereof together with such other shares or equity interest in Kingsford which Hu and Lai may further acquire in future.

“Group”

shall mean the Company and its Subsidiaries and such other subsidiaries to be formed by the Company. For the purpose of this Agreement, the term “Group” shall include the PRC Intermediary Holding Vehicles and the Group Insurance Vehicles notwithstanding that the Company or its Subsidiaries may not have direct equity interest in the PRC Intermediary Holding Vehicles and the Group Insurance Vehicles. Each member of the Group shall be defined as a “Group Company” or “Group Member”.

“Group Insurance Vehicles”	shall mean the 21 PRC insurance agencies and brokerages wholly or majority-owned by one or more of the PRC Intermediary Holding Vehicles.

“High Rank”

High Rank Investments Limited, a company incorporated under the laws of British Virgin Islands under I. B. C. No. 1405554 whose registered office is situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

“HK$”	shall mean the lawful currency of the Hong Kong SAR.

“Hong Kong SAR”	shall mean the Hong Kong Special Administrative Region of the PRC.

“IFRS”	shall mean the International Financial Reporting Standards as may be from time to time adopted by the International Accounting Standards Board.

“IPO”

shall mean listing of the Common Stocks or such shares in the capital of the Listing Vehicle, either directly or in the form of American depositary shares, on The Stock Exchange of Hong Kong Limited or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) in the USA or the New York Stock Exchange or other international stock exchange or securities exchange through an initial public offering of the Common Stocks or such shares in the capital of the Listing Vehicle. And that the term “Qualified IPO” shall be construed to mean an IPO in which (i) the Common Stocks or shares of the Listing Vehicle are made available for public offering at a price per share that values the Listing Vehicle at not less than RMB 650 million immediately before IPO and (ii) with a public offering representing at least 25% of the pro forma shares outstanding on a fully diluted basis immediately upon IPO.

“Key Persons”	shall mean such persons whose names and particulars are set out in Schedule 6 of the Subscription Agreement.

“Listing Vehicle”

shall mean either the Company or any other company which becomes the holding company of the Company which owns or carries on all or substantially all of the business, assets and undertaking of the Company whose shares shall be listed on the Main Board of The Stock Exchange of Hong Kong Limited or the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) in the USA or the New York Stock Exchange or other international stock exchange or securities exchange through an initial public offering of such shares.

“Parties”	shall mean the Company, CUFS Holdings, Cathay, Kingsford, CDH, Gifted Time, Super Able and their respective successors.

“Person”

shall mean any individual, corporation, partnership, joint venture, association, trust, limited liability company or any other entity or organization, including a governmental or political subdivision or an agency, unit or instrumentality thereof.

“PRC”	shall mean the People’s Republic of China.

“PRC Intermediary Holding Vehicles”	shall mean Guangdong Meidiya Investment Co., Ltd. , Sichuan Yihe Investment Co., Ltd. and Fujian Fanhua Investment Co., Ltd. .

“Registration”

shall mean a registration effected by preparing and filing a registration statement prepared on Form F-1, F-2 or F-3 under the Securities Act of the United States of America, or on any comparable form in connection with registration in a jurisdiction other than the United States of America and the declaration or ordering of the effectiveness of that Registration Statement.

“RMB”	shall mean the lawful currency of PRC.

“Subscription Agreement”

shall mean the subscription agreement relating to CISG dated 22 December 2005 entered into among Cathay, CUFS Holdings, Kingsford, CISG, Web-based Securities Limited, CAA Holdings Limited, CDH, Bestcheer International Limited, Hu Yi Nan and Lai Qiu Ping in relation to the subscription of 17,160 ordinary shares of CISG (constituting 26.4% of the then entire issued share of CISG as at 22 December 2005) by CDH.

“Subsidiary”

of any Person shall mean any other Person of which the first Person, directly or indirectly: (i) has the power to appoint or remove a majority of the board of directors or, if such other Person does not have a board of directors, other individuals performing similar functions; or (ii) controls 50% or more of the issued shares or securities of such other Person having power to vote.

“Supermajority”

shall mean the affirmative vote of at least 4 Directors, at least one of which is a Director appointed by Cathay, one of which is a Director appointed by CDH and one of which is a Director appointed by Kingsford.

“Taxation”

includes (i) all forms of taxation, duty, impost, levy, rate, or other amount payable to the Inland Revenue Department of the Hong Kong SAR or any revenue, customs or fiscal authorities whenever created or imposed and of any part of the world, including without limitation, profits tax, provisional profits tax, interest tax, salaries tax, property tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax, rates, customs and excise duties and other similar liabilities; and (ii) all interest, penalties, costs, charges and expenses incidental or relating to the liability to Taxation or the deprivation of any relief, allowance, exemption or deduction relating to Taxation.

“Transfer”	shall mean any sale, assignment, conveyance, pledge, mortgage or other disposition.

“US$”	shall mean the lawful currency of the USA

Section 1.2 Principles of Construction. All references to articles, sections and exhibits are to articles, sections and exhibits in or to this Agreement unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

REGISTRATION RIGHTS.

Section 2.1 Applicability of Rights. If it shall be decided by a Supermajority of the Board to list the Common Stocks in the United States, the holders of Common Stocks shall be entitled to the following rights with respect to any potential public offering of the Common Stocks in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

Section 2.2 Definitions. For purposes of this Section 2:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means any Common Stocks of the Company owned or hereafter acquired by a Holder. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Common Stocks of the Company that are Registrable Securities and are then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d) Holder. For purposes of this Section 2, the term “Holder” means each of the Company Shareholders or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e) Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” means the U.S. Securities and Exchange Commission.

Section 2.3. Demand Registration.

(a) Request by Holders. If the Company shall at any time after the earlier of (i) 3 years after the date of this Agreement or (ii) six (6) months following a Qualified IPO receive a written request from (i) CDH, (ii) Cathay or (iii) any Holder or Holders of a majority of all Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if (1) the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5, or (2) in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a).

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating

Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least thirty percent (30%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than one (1) such registration for each of Cathay, CDH and any Holder or Holders of a majority of all Registrable Securities then outstanding pursuant to this Section 2.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e) Expenses. All expenses incurred in connection with any registration pursuant to this Section 2.3, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company and of counsel for the Holders (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts and commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 2.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 2.3.

Section 2.4 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice tin the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.4 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and of counsel for the Holders, shall be borne by the Company.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

Section 2.5 Form S-3 or Form F-3 Registration. In case the Company shall, at any time after the first anniversary of the date that the Company having filed a Registration Statement under the Securities Act, receive from (i) CDH, (ii) Cathay or (iii) any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(1) if Form S-3 or Form F-3 is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;

(3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration (or equivalent registration in a jurisdiction outside of the United States) to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement (or equivalent registration statement in a jurisdiction outside of the United States) no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.5;

(4) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a); or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.5, (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and of counsel for the Holders.

(e) Not Demand Registration. Form S-3 or Form F-3 registrations (or equivalent registrations outside of the United States) shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

Section 2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than ninety (90) days.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

Section 2.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

Section 2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person of such Holder.

(b) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(c) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

Section 2.9 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 more than seven (7) years after the date hereof, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

Section 2.10 No Registration Rights to Third Parties. Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

Section 2.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3 or F-3, after such time as a public market exists for the Common Stocks, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) Use reasonable, diligent efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form S-3 or F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 or F-3.

ARTICLE III

TRANSFER OF STOCK OR OTHER EQUITY INTERESTS

Section 3.1 Transfer by the Founders. The Founders shall not transfer or agree to transfer the Founders Ultimate or Controlled Interests or create or agree to create any Encumbrances thereon or do anything which enables transfer of the Founders Ultimate or Controlled Interests without the prior written approval of Cathay and CDH. The restrictions of sale, transfer or disposal of Founders Ultimate or Controlled Interests shall not apply (1) after completion of a Capital Event; or (2) in the case where the Capital Event shall be a Qualified IPO, then after expiration of the lock-up period imposed by the relevant stock exchange or as agreed between the Company or its holding company with the underwriter.

Section 3.2 Right of First Refusal. Subject to the provisions hereof, no transfer (“Transfer”) of any Common Stocks shall be made by any Company Shareholders unless the provisions contained in Schedule 1 are complied with in respect of such transfer. For the purpose of this Section 3.2, a Transfer shall be deemed to include any sale, mortgage, charge or any other act whereby any Company Shareholder shall dispose of or encumber the whole or any part of its shareholding and/or its effective shareholding in the Company or assign or otherwise purport to deal with the beneficial interest therein or control (direct or indirect) thereof or any right in relation thereto separate from the legal interest.

Section 3.3 Tag-Along Rights. If a third party is proposing to purchase or acquire any Common Stocks or other equity interest of the Company and/or any of the Founders Ultimate or Controlled Interests from the Founders or enter into any arrangement (whether by way of granting of option, entering into agreement or forms of acquisition) the result of which is to acquire or enable acquisition of all or any portion of its shareholding in the Company and/or the Founders Ultimate or Controlled Interests, the Founders shall serve the Transfer Notice in accordance with Section 3.2 and Schedule 1 of this Agreement to the Company Shareholders as if the Founders were Company Shareholders. Such Company Shareholders who do not exercise their respective rights of first refusal as to the Transfer Stocks (as defined in Schedule 1) pursuant to Section 3.2 and Schedule 1 hereof shall have the right to notify (“Tag Along Notice”) the Founders within fifteen (15) calendar days after the Transfer Notice to participate

(“Tag Along Shareholders”) together with the Founders in such sale of Common Stocks or the Founders Ultimate or Controlled Interests on the same terms and conditions as specified in the Transfer Notice. Upon the Tag Along Shareholders’ exercise of their tag-along rights by serving the Tag Along Notice on the Founders, the Founders shall procure the Prospective Purchaser to make offer(s) to the Tag Along Shareholders for the acquisition of such number of their respective Common Stocks (“Tag Along Stocks”) calculated as follows:-

T = C (x) R/N

Where:

T	=	number of Tag Along Stocks

C	=	total number of Common Stocks effectively held by the relevant Tag Along Shareholder as at the date of the Transfer Notice

R	=	the number of Relevant Stocks which the Prospective Purchaser intends to acquire from the Founders. For the avoidance of doubt, the term “Relevant Stocks” means such number of Commons Stocks in the Company effectively owned by the Founders (as the case may be) through their shareholdings in CAA and/or Bestcheer and shall specifically include the Founders Ultimate or Controlled Interests

N	=	total number of Common Stocks effectively held by the Founders as at the date of the Transfer Notice

Section 3.4 Deed of Adherence. No transfer of shares by any selling Party to any third party shall be entered into the Company’s share register and all Parties hereto shall procure that unless such third party has first entered into a deed of adherence with all Parties hereto other than the selling Party pursuant to which such third party shall agree, inter alia, to be bounded by all the restrictions of, and discharge all duties and obligations as set out in this Agreement as if it were an original party hereto. Such deed of adherence shall be in such form as such other parties shall reasonably require.

Section 3.5 Notwithstanding anything to the contrary herein contained, each Company Shareholder shall remain entitled to the rights and benefits and remain liable for the due performance of all its obligations hereunder and relating to the ownership of the Common Stocks up to and including the date of the actual registration of the transfer of Common Stocks in favor of a transferee.

ARTICLE IV

DIRECTORS, OFFICERS; SHAREHOLDER VOTING

Section 4.1 Number and Appointment of Directors. (a) The business and affairs of the Company shall be managed and controlled by its Board of Directors which shall consist of seven members of whom 3 shall be appointed by Kingsford (“Kingsford Nominated Directors”), 2 shall be appointed by Cathay (“Cathay Nominated Directors”) and 2 by CDH (“CDH Nominated Directors”). Each of the Company Shareholders shall vote its share of Common Stocks, for the election of the candidates for Directors nominated by the respective Company Shareholders as provided in this Section 4.1 and in favor of any proposal that is approved by the Board of Directors. (b) Constitution of the board of directors of each member of the Group shall be the same as the Company and that all Directors shall be appointed as directors of each company of the Group. Any Director who ceases to be a director of the

Company shall cease to be a director of each company of the Group. It is also agreed by Company Shareholders that two independent directors shall be approved and appointed jointly by Company Shareholders at such time when parties shall consider appropriate and that immediately following appointment of such independent directors, the number of Cathay Nominated Directors and the number of CDH Nominated Directors shall be reduced from 2 to 1, respectively. (c) Each Director shall be entitled to appoint any person or any other Director to be his alternate and each alternate shall have one vote for every Director whom he represents in addition to any vote of his own.

Section 4.2 Vacancy; Removal. In the event that the position of a Director becomes vacant for any reason (including the death, disability or resignation of any such Director), the Company Shareholders shall vote their shares of Common Stocks to elect as replacement Director a person nominated by the Company Shareholder(s) and/or relevant Parties that originally nominated or is now entitled to nominate the Director whose office is vacant. A Director shall be removed with or without cause upon and only upon the affirmative votes of the Company Shareholders in accordance with this Section 4.2 and the provisions of applicable law. Each Company Shareholder shall vote its shares for the removal of a Director only upon the request of the Company Shareholder(s) and/or the relevant Parties that originally nominated or is now entitled to nominate such Director. Otherwise than in accordance with the provisions stipulated herein, no Company Shareholder shall vote for the removal of a Director. Any Company Shareholder removing a Director shall be responsible for and shall indemnify the other Company Shareholders and the Group against any claim of whatever nature arising out of such removal.

Section 4.3 Quorum. The quorum for a Directors meeting of the Company shall be at least four Directors of whom one shall be a Cathay Nominated Director, one a CDH Nominated Director, and one a Kingsford Nominated Director.

ARTICLE V

MANAGEMENT

Section 5.1 Matters requiring approval by Supermajority. Any member of the Group shall not carry out, and the Company Shareholders shall procure not to carry out, any of the following actions except as expressly required or permitted by this Agreement or unless prior approval of a Supermajority of the Board of Directors has been received:-

(a)	borrowing any money or obtaining any credit advance in any form from any parties for a sum exceeding RMB800,000.00 or accruing up to a sum of RMB5,000,000.00 in total in a particular financial year;

(b)	lending any money to any person or granting any credit to any person (otherwise than in the normal course of business);

(c)	direct or indirect provision of any loans and/or guarantees to any parties;

(d)	entering into any related party transaction(s) as defined in the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited unless such transaction(s) are entered into:-

Either

(i)	for the economic benefit of the Group; and

(ii)	at arm’s length; and

(iii)	shall not prejudice the rights or interests of any Parties hereto.

Or

when the Independent Director(s) jointly approved and appointed by the Company Shareholders shall have been appointed or an Audit Committee of the Company shall have been incorporated to monitor and oversee such related party transaction(s);

(e)	commencing or acquiring any new line of business which does not fall within the Business or engaging in any other business activities, or changing the normal scope of the Business;

(f)	engaging in any material investments or disposals of assets (including intangible assets) or equity interests of the Company outside the ordinary course of business. For this purpose, a “material investment” or a “material disposal” means an investment or a disposal which has a book value in excess of RMB5,000,000.00;

(g)	creating or allowing to subsist any security interest, liens and/or encumbrances over any of the Group’s assets;

(h)	issuing or agreeing to issue any shares, stocks of any class in any member of the Group or any loan capital, securities or other rights, having attached thereto a right of conversion into or exchange for shares, stocks in any member of the Group at a valuation effectively lower than the CDH Round Valuation;

(i)	disposing any interest or shares in any member of the Group by the Company or creating any security interest, liens and/or encumbrances over any member of the Group by the Company;

(j)	varying, modifying or abrogating any of the rights attaching to any class of stocks of the Company;

(k)	increasing its nominal share capital, reducing its share capital or share premium account or capital redemption reserve fund, or sub-dividing or consolidating any of the stocks of the Company for the time being;

(l)	merging or consolidating with or into any other company, or reconstructing or amalgamating its business or promoting or taking any steps to effect its winding up or passing of any resolution to liquidate it or applying to any court of competent jurisdiction for an order to convene a meeting of creditors or any class of creditors or members or any class of members or to sanction any such compromise or arrangement;

(m)	altering its accounting year end from 31st December or change its secretary, auditors or accounting policies and practices;

(n)	entering into any contract or arrangement involving ;-

i.	a sum exceeding RMB5,000,000.00 with (PICC Property and Casualty Company Limited) and (Ping An Property & Casualty Insurance Company of China, Ltd.) and/or (China Pacific Property Insurance Company, Ltd.); or

ii.	a sum exceeding RMB3,000,000.00 with any licensed insurance company in the PRC other than those set out in Section 5.1(n) i above; or

iii.	a sum exceeding RMB2,000,000.00 with any companies other than those set out in Section 5.1(n) i and ii above; or

iv.	a sum exceeding RMB1,000,000.00 with any party which requires performance on the part of the relevant member of the Group for a period of more than 3 months and entering into any of the aforesaid contracts when the accrued aggregate contract sums of RMB25,000,000.00 in respect of the above contracts having been reached at any material time;

(o)	doing or failing to do anything which has the effect of breaching, varying or modifying the terms of this Agreement;

(p)	alter any provisions of the Memorandum and Articles of Association of the Company other than those amendments which are necessary to accord with the provisions of this Agreement;

(q)	create, allot or issue or agree to create, allot or issue any stocks/shares in the capital of any member of the Group or grant or agree to grant any option over or right to acquire any additional stocks/shares or purchase or redeem any stocks/shares;

(r)	consolidate, subdivide or convert any of its share capital of any company in the Group;

(s)	pass any resolution the result of which would be its winding up, liquidation or receivership save as otherwise expressly provided in this Agreement, or make any composition or arrangement with creditors;

(t)	unless otherwise contemplated under this Agreement, incorporate any subsidiary or permit the disposal or dilution of its interest, directly or indirectly, in any subsidiary or acquire shares or interests in any company or dispose of any shares or interests in any company or acquire or dispose of any loans or loan capital;

(u)	enter into any partnership as defined in the Partnership Ordinance (Cap. 38 of the Laws of Hong Kong) or joint venture arrangement with a view to establish a new company or entity or to develop a new line of business;

(v)	issue any debentures or other securities convertible into stocks and shares or debentures or interests;

(w)	declare or pay or distribute any dividends or dividends in kind and the formulation of any dividend policy (and that CDH’s request for distribution of dividends in accordance with Section 5.8 hereof shall not be unreasonably withheld by Directors other than CDH Nominated Directors;

(x)	offer the stocks/shares/securities of the Company or any member of the Group or their respective holding company for subscription by the general public by initial public offering either on the Stock Exchange of Hong Kong or of other parts of the world, determination of the appropriate time and the appropriate stock or securities exchange upon which the IPO shall take place, and determination of valuation of the Listing Vehicle;

(y)	change the size of the Board of Directors;

(z)	commit to any capital expenditure in excess of RMB5,000,000.00;

(aa)	enter into or modify, vary any employment contract/benefit plans in respect of those employees receiving an annual remuneration of more than RMB600,000.00 or such revised sum as may be approved by Supermajority of the Board;

(bb)	approval of annual budget and business plan of the Group;

(cc)	repurchase or redeem of stocks/shares/securities or debt instruments (except to the extent such debt is due in accordance with its terms and conditions);

(dd)	appointment of Company Auditors and the formulation, adoption or modification of any accounting policies and procedures of the Group;

(ee)	approval and the formulation of any compensation schemes, welfare and incentive schemes for the management team of the Group;

(ff)	purchase or rental or license of any automobiles, apartments for any member of the management team of the Group;

(gg)	incurrence of any expenses not authorized by the approved annual budget and not in relation to operation of the Group for a single sum of RMB500,000.00 or accruing up to a sum of RMB 5,000,000.00 in total in a particular financial year;

(hh)	conduct of any transaction outside the normal course of business of the Company

(ii)	the appointment of top management members including the Chief Executive Officer, Chief Financial Officer, Chief Operation Officer and such other key members who shall be receiving an annual remuneration of more than RMB500,000.00.

For the purpose of this Section 5.1, any reference to a sum of monies shall include monies incurred/involved in a single transaction as well as the aggregate of all sums of monies incurred/involved in a series of transactions of the same nature.

Section 5.2 For any matters other than those set out in Section 5.1 hereof, they will be decided by a simple majority of the Board of Directors.

Section 5.3 Financial Information. Cathay and CDH shall have the rights to obtain such information of the Group as Cathay and CDH may deem necessary to have and the rights to participate in the management of the affairs of the Group and shall have full access to all information with respect to the Business as well as operational, legal and financial aspects of the Group. The Company shall deliver to all members of the Board of Directors and each Company Shareholder the following financial and management information at the following intervals:-

(a)

Monthly Management Reports. On the 15th day of each calendar month, the Company shall prepare and submit to Cathay and CDH management reports setting out operational, management and financial conditions of the Group in order to enable Cathay and CDH to ascertain latest position of business operation undertaken by the Group and the Group’s financial position.

(b)	Quarterly Financial Statements. Within 35 days after the close of each fiscal quarterly accounting period, the consolidated balance sheet of the Group as at the end of such quarterly period and the related statements of income, shareholders’ equity and cash flow for such quarterly period and (if different) for that portion of the fiscal year that has elapsed with the last day of such quarterly period, and in each such case setting forth comparative figures for the corresponding periods in the prior fiscal year, all of which shall be prepared in accordance with IFRS or U.S. GAAP.

(c)	Annual Financial Statements. Within 4 months after the close of each fiscal year of the Company, the consolidated balance sheet of the Group as of the end of such fiscal year and the related statements of income, shareholders’ equity and cash flow for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all of which shall be prepared in accordance with IFRS or U.S. GAAP applied on a consistent basis and audited by a Certified Public Accountant firm as approved by Supermajority of the Board.

(d)	Annual Budget. An annual budget shall be prepared and submitted to the Board for consideration and approval within 30 days prior to commencement of each financial year.

Section 5.4 Anti Dilution If the Company wishes to issue (“Further Issuance”) any further Common Stocks or any other shares in the capital of the Company or any loan capital, securities or other rights having attached thereto a right of conversion into or exchange for any Common Stocks or any equity interest in the Company, the Company shall give a notice to Cathay and CDH stating the total number of additional Common Stocks or any shares to be issued or which could be issued upon exercise of a right of conversion or exchange pursuant to the Further Issuance and the price for such Further Issuance to be subscribed for (the “Company’s Notice”). Cathay and CDH shall have the option but not the obligation to subscribe at the price set forth in the Company’s Notice for that proportion of Further Issuance equivalent to the percentage (%) which the number of Common Stocks effectively held by Cathay or CDH bears to the total number of issued Common Stocks of the Company at the time when the Company’s Notice is issued. Such option may be exercised by notice to the Company given at any time within 20 Business Days following the Company’s Notice accompanied by payment in full for that proportion of the Further Issuance to be subscribed for.

Section 5.5 Liquidation Rights. (a) It is agreed by the Parties that as between all the Company Shareholders, before any distribution or payment shall be made to any Company Shareholders upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, an amount equivalent to RMB24.89 million and RMB150 million together with all dividends declared and unpaid with respect thereto (adjusted for any share dividends, combinations, splits, recapitalizations and the like) shall be paid back to Cathay and CDH respectively prior to any other Company Shareholders. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to Cathay and CDH according to this provision, then such assets shall be distributed among Cathay and CDH, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

After distribution or payment of any liquidation preference distributable or payable to Cathay and CDH, the other Company Shareholders shall be entitled to receive from the Company respective sums representing their cash investment costs in the Company and if the Company shall have insufficient assets to fully pay back the cash investment costs to these other Company Shareholders, they will share such assets among themselves ratably in proportion of their shareholdings in the Company. In the event there shall be any remaining assets after full payment of the cash investment costs to Cathay, CDH and the other Company Shareholders, Cathay and CDH together with the other Company Shareholders shall also be entitled to a ratable portion of the assets of the Company remaining for distribution.

(b) For the purpose of this Section 5.5, the following events shall be treated as liquidation of the Company: -

(i) any consolidation or merger of the Company with or into any other Person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Company;

and upon any such event, any proceeds resulting to the Company Shareholders shall be distributed in accordance with this Section 5.5.

Section 5.6 Co-Investment Rights. Each of the Founders hereby agrees and undertakes that if the Key Persons (directly or through companies which they have equity interests) or the Group Member shall have the opportunity to negotiate or participate in the acquisition of any business entities (whether in the form of shares or assets acquisition) which operates the same or similar business activities as the Company (“New Investment”), the Founders shall use their best endeavors to procure CDH and Cathay being given the same opportunity to participate in the New Investment in the same ratio corresponding to their respective effective holdings in the Company on terms and conditions no less favorable than those offered to the Key Persons or the Group Members. CDH and Cathay shall also be given the first right of negotiation to participate in fund raising exercise relating to CUFS Holdings and any of its subsidiaries.

Section 5.7 Use of Alternate Listing Vehicles: In the event any of the Parties and/or the Founders shall list the shares or other security or equity interests in a company other than the Company or its 100% parent company or 100% subsidiary on any relevant stock exchange and this listing vehicle holds not less than 10% equity interests in the Company (“Alternate Listing Vehicle”), then CDH and Cathay shall be entitled to participate in the listing of the Alternate Listing Vehicle to the effect that CDH and Cathay shall be able to exchange or convert its Common Stocks in the Company with shares of the Alternate Listing Vehicle at such conversion rate equivalent to the exchange ratio or conversion rate upon which any of the Parties and/or the Founders exchange or convert their effective holdings of Common Stocks in the Company into shares or other security interests in the Alternate Listing Vehicle.

Section 5.8 Request for Dividend Distribution: The Parties hereto further agree that if no Capital Event shall have been completed before 21 December 2008, CDH is entitled to require the Company to pay an annual dividend (“Agreed Dividends”) to all shareholders. The amount of the annual dividend paid to CDH shall be equivalent to 10% of CDH Subscription Price provided always the Company is in a position to lawfully pay the Agreed Dividends and that the normal operation of the Group will not be adversely affected after payment of the Agreed Dividends.

ARTICLE VI

DISPUTE RESOLUTION

Section 6.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

Section 6.2 Procedures. (a) The number of arbitrators shall be 3, one of whom shall be appointed by the Party asserting a claim against the other Party or Parties, one of whom shall be appointed by the Party or Parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom shall be selected by mutual agreement, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority. In the event the Party against whom a claim has been asserted fails to appoint the second arbitrator within 20 days after the first arbitrator is appointed by the Party asserting a claim, then the administering authority shall select the second and third arbitrators.

(b)	The language of arbitration shall be the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitration shall be held in Hong Kong SAR.

(c)	Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorney’s fees and disbursements.

(d)	The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(e)	Any Party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Any Party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

ARTICLE VII

TERMINATION

Section 7.1 Save and except for Article II Provisions and Article VIII Provisions, all other provisions of this Agreement shall be terminated upon occurrence of a Capital Event.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing and overnight express mail or courier delivery, but excluding ordinary mail delivery) and shall be given to the address set forth in this Agreement hereto or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties in the manner provided in this Section.

If to Cathay,

Address	:	14th Floor, St. John’s Building, Hong Kong
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Paul Wolansky/Mr. Hermann Leung

If to CUFS Holdings,

Address	:	14th Floor, St. John’s Building, Hong Kong
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Paul Wolansky/Mr. Hermann Leung

With a copy to:-

Address	:	c/o
Attn.	:	Hu Yi Nan

If to Kingsford,

Address	:	14th Floor, St. John’s Building, Hong Kong
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Paul Wolansky/Mr. Hermann Leung

With a copy to:-

Address	:	c/o
Attn.	:	Hu Yi Nan

If to CDH,

Address	:	Level 30, Six Battery Road, Singapore 049909
Fax no.	:	65-6550 9898
Attn	:	Mr. Lew Kiang Hua

With one copy to:-

Address	:	c/o B-318, Grand Pacific Trade Centre
8A Guanghua Road, Chaoyang District
Beijing 100026 P.R.C.
Fax no.	:	86) 10 6581 9969
Attn	:	Wang Zhenyu / Lew Kiang Hua

If to Gifted Time,

Address	:	Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands
Attn.	:	Lou Ze Fei

With one copy to:-

Address	:	c/o 19/F, Yinhai Building, No. 299 Yanjiang Zhong Road, Guangzhou, Guangdong 510110, PRC
Attn.	:	Lou Ze Fei

If to the Super Able,

Address	:	Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands
Attn.	:	Long Yu Bo

With one copy to:-

Address	:	c/o
Attn.	:	Long Yu Bo

If to the Company,

Address	:	14th Floor, St. John’s Building, Hong Kong
Fax no.	:	1-203 862 8889/852-2147 5050
Attn.	:	Mr. Paul Wolansky/Mr. Hermann Leung

With one copy to:-

Address	:	c/o 19/F, Yinhai Building, No. 299 Yanjiang Zhong Road, Guangzhou, Guangdong 510110, PRC
Attn.	:	Hu Yi Nan ( )

And one copy to:-

Address	:	c/o Level 30, Six Battery Road, Singapore 049909
Fax no.	:	65-6550 9898
Attn	:	Mr. Lew Kiang Hua

And one copy to:-

Address	:	c/o B-318, Grand Pacific Trade Centre
8A Guanghua Road, Chaoyang District
Beijing 100026 P.R.C.
Fax no.	:	86) 10 6581 9969
Attn	:	Wang Zhenyu / Lew Kiang Hua

If to Hu

Address	:	c/o
Fax	:	6122 2329

If to Lai

Address	:	c/o
Fax	:	6122 2329

All such notices, requests and other communications shall be deemed received (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 8.1 and confirmation of receipt is received, and (ii) if given by overnight express mail or courier delivery or any other means permitted by this Section 8.1, when received; provided, that if the date of receipt hereunder is not a Business Day, the notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is executed by each of the Company Shareholders. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties; provided, however, that none of the Parties may assign or transfer any of its rights or obligations hereunder except in accordance with the provisions of Article III.

Section 8.4 Conflict with Articles of Association. In the event of any conflict between the Articles of Association and this Agreement, the provisions of this Agreement shall prevail.

Section 8.5 Expenses. The Company will bear all the cost of the transactions including the preparation, negotiation, execution, delivery and performance of this Agreement.

Section 8.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and any such term or provision to the extent determined to be invalid, illegal or unenforceable shall be replaced by a valid, legal and enforceable provision that comes as close as possible to carrying out the intent and effect of the defective term or provision.

Section 8.7 Further Assurances. The Parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement into full effect.

Section 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Hong Kong SAR.

Section 8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall and pursuant to constitute one and the same instrument. The English language text of this Agreement shall prevail over any translation thereof.

Section 8.10 Force Majeure. The failure or delay of any of the Parties to perform any obligation under this Agreement solely by reason of acts of God, acts of government, riots, wars, or other causes beyond its reasonable control (“Force Majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such Force Majeure, shall have used reasonable diligence to avoid such Force Majeure or ameliorate its effects, and shall continue to take all actions reasonably within its power to comply as fully as possible with the terms of this Agreement. Except where the nature of the event shall prevent it from doing so, the Party suffering such Force Majeure shall notify the other Parties in writing promptly after the occurrence such Force Majeure and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such event with all reasonable dispatch.

Section 8.11 Headings Descriptive. The headings of the several articles and sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 8.12 Integration. This Agreement (including the Schedule hereto, which is incorporated herein and made an integral part hereof) and the other agreements among two or more Parties hereof relating to the subject matter hereof constitute the entire and only agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements commitments or understandings, whether written or verbal, that the Parties hereto or thereto may have had with respect to the subject matter thereof.

IN WITNESS whereof this Agreement has been executed on the date and year said above written.

CATHAY

SIGNED BY: Mr. LEUNG Ping Chung, Hermann	)	/s/ LEUNG Ping Chung, Hermann
on behalf of	)
CATHAY AUTO SERVICES LIMITED	)
in the presence of	)

CUFS HOLDINGS

SIGNED BY: Mr. HU Yi Nan	)	/s/ HU Yi Nan
A Director for and on behalf of	)
CHINA UNITED FINANCIAL	)
SERVICES HOLDINGS LTD	)
in the presence of	)

KINGSFORD

SIGNED BY: Mr. HU Yi Nan	)	/s/ HU Yi Nan
A Director for and on behalf of KINGSFORD	)
RESOURCES LIMITED	)
in the presence of	)

CDH

SIGNED BY: Mr. WU Shangzhi	)	/s/ WU Shangzhi
A Director for and on behalf of CDH	)
INSERVICE LIMITED	)
in the presence of	)

GIFTED TIME

SIGNED BY: Mr. Lou Ze Fei ( ))		/s/ Lou Ze Fei
A Director for and on behalf of GIFTED	)
TIME INVESTMENTS LIMITED	)
in the presence of	)

SUPER ABLE

SIGNED BY: Mr. Long Yu Bo	)	/s/ Long Yu Bo
A Director for and on behalf of SUPER	)
ABLE INVESTMENTS LIMITED	)
in the presence of	)

THE COMPANY

SIGNED BY: Mr. HU Yi Nan	)	/s/ HU Yi Nan
A Director for and on behalf of CNINSURE	)
INC.	)
in the presence of	)

HU

SIGNED BY: Mr. HU Yi Nan	)	/s/ HU Yi Nan
in the presence of	)

LAI

SIGNED BY: Mr. LAI Qiu Ping	)	/s/ Mr. LAI Qiu Ping
in the presence of	)

Schedule 1

Rights of First Refusal

1.	A Company Shareholder (the “Transferor”) which shall receive an offer, proposal from any third party (“Prospective Purchaser”) intending to acquire any stocks of the capital of the Company shall first give a notice in writing within 15 calendar days after receipt of the offer (the “Transfer Notice”) to the other Company Shareholders that it has received such an offer. The Transfer Notice shall specify:-

(a)	the number of stocks which the Prospective Purchaser wishes to acquire (the “Transfer Stocks”);

(b)	the name, address, business nature and background of the Prospective Purchaser;

(c)	the price which the Prospective Purchaser has offered for the Transfer Stocks (if any);

(d)	details of any other material terms of the offer made by the Prospective Purchaser (if any) and any other material terms or circumstances known to the Transferor which affect or may affect the offer; and

(e)	any other relevant information which the other Company Shareholders may reasonably require to make an informed decision.

2.	The Transfer Notice shall constitute an offer (“Offer”) from the Transferor to sell the Transfer Stocks to the other Company Shareholders. The other Company Shareholders (the “Purchasing Shareholders”) shall be entitled within a period of fifteen (15) calendar days after the Transfer Notice is given, to serve a purchase notice (the “Purchase Notice”) on the Transferor accepting the Offer to purchase the Transfer Stocks at the purchase price (the “Purchase Price”) and, if there shall be more than one Purchasing Shareholders, in such proportion as their respective shareholdings bears to the aggregate shareholdings of all the Purchasing Shareholders in the Company as at the date of the last Purchase Notice (the “Relevant Ratio”). For the purpose of this paragraph 2, “Purchase Price” shall, in relation to any Transfer Stocks, mean:-

(a)	the price which the Prospective Purchaser has offered for the Transfer Stocks; or

(b)	in the event that the Prospective Purchaser has not offered any price for the Transfer Stocks, the Purchase Price will be the average of:-

(i)

the audited consolidated net tangible asset value per Transfer Stock, being the amount obtained by dividing by the number of Common Stocks in issue at the date of the Purchase Notice the surplus (if any) of the value of the total consolidated tangible assets of the Group over their liabilities (excluding goodwill and any liability in respect of loan stock or shareholders’ loan but including both actual and contingent liabilities, and provisions made by the Group as at the date of the

Purchase Notice) as shown in the audited consolidated balance sheet of the Group as at the date of the Purchase Notice as prepared by the Company Auditors; and

(ii)	such other amount as representing the consolidated net book value of the Group per Transfer Stock as determined by the Company Auditors. If there is any dispute between the Transferor and the Purchasing Shareholder(s) about the accounting methodology adopted by the Company Auditors, an independent certified public accountant shall be appointed to determine such amount as representing the consolidated net book value of the Group per Transfer Stock. The appointment of such independent certified public accountant shall be agreed among the Transferor and the Purchasing Shareholder(s), and the cost of such accountant shall be borne by the party disputing the accounting methodology of the Company Auditors. Failing such agreement, an accountant shall be appointed by the chairman of the Hong Kong Society of Accountants. Such accountant shall act as expert and not as arbitrator and his determination shall, in the absence of fraud or manifest error, be final and binding upon the relevant parties and the costs of such accountant shall be borne by the Transferor and the Purchasing Shareholder(s) equally.

For the purpose of this paragraph 2, it is expressly acknowledged and agreed that if due to accounting methodology that the Company Auditors or the independent certified public accountant shall not accept or allow consolidation of accounts (“Non Consolidated Accounts”) of any member (“Non Consolidated Member”) of the Group into the Company’s consolidated accounts, then for the purpose of determining the net tangible asset value and/or net book value of the Group, the audited consolidated accounts of the Group shall be deemed to include and consolidate the Non Consolidated Accounts as if the Non Consolidated Member were an entity whose accounts could be consolidated into the Company for accounting purpose if so approved by Supermajority of the Board of Directors.

3.	Upon the service of the Purchase Notice, the Transferor shall be bound to transfer the Transfer Stocks to the Purchasing Shareholders. The sale and purchase shall be completed at a place and time to be agreed between the Transferor and the Purchasing Shareholders but shall be within thirty (30) calendar days from the date of the last Purchase Notice and the Directors shall be bound to register the transfer.

4.	The Transferor shall upon the completion of the transfer of the Transfer Stocks and as part of the consideration for the Purchase Price also assign its entire rights and benefits or a portion equivalent thereto (as the case may be) in any shareholder loan (“Shareholder Loan”) to the Purchasing Shareholders in the Relevant Ratio.

5.	The Transferor and the Purchasing Shareholder or the Prospective Purchaser shall be responsible for the stamp duty and other governmental expenses (if any) payable in respect of the transfer in equal shares.

6.	If the Transferor, having been bound as aforesaid, makes default in transferring the Transfer Stocks or assigning the Shareholder Loan, the Purchasing Shareholders may as agent of the Transferor execute any contract notes, instruments of transfer, assignments and other instruments to effect the transfer of the Transfer Stocks and the assignment of the due portion of the Shareholder Loan to the Purchasing Shareholders and receive the Purchase Price and deposit it with the Company. Thereupon, the Directors shall cause the name of the Purchasing Shareholders to be entered into the register of members of the Company as the holders of the Transfer Stocks and the Company shall hold the Purchase Price in trust for the Transferor. The receipt of the Purchasing Shareholders acting as the agent of the Transferor in the aforesaid manner shall be a sufficient discharge to the Purchasing Shareholders, and after their name(s) have been entered into the register of members, the validity of the transfer shall not be questioned by any person. The Transferor shall be bound to deliver up its certificate(s) for the Transfer Stocks, and on such delivery be entitled to receive the Purchase Price without interest.

7.	If the other Company Shareholders have not served a Purchase Notice within fifteen (15) calendar days from the date of the Transfer Notice, the Transferor shall be entitled to sell all (but not part only) of the Transfer Stocks to the Prospective Purchaser at the price and on the terms set out in the Transfer Notice. The Directors shall be bound to register such a transfer pursuant to this paragraph.